Exhibit 10.9 to 2006 10-K

November 6, 2006

VIA HAND DELIVERY

Mr. Clark D. Handy

133 Mill Brook Lane

Media, PA 19063

Re: Employment Offer

Dear Clark:

I am pleased to extend to you this offer of employment with Convergys Corporation. The purpose of this letter is to confirm the details of the offer that we have discussed:

1.	We are offering you the opportunity to join Convergys Corporation as Senior Vice President of Human Resources, reporting to the Chief Executive Officer or his equivalent, with a mutually agreed start date of not later than December 18, 2006.

2.	Your base salary will be not less than $25,000 per month, which equates to at least $300,000 on an annualized basis.

3.	You will be eligible to participate in the Convergys Incentive Award Plan beginning on January 1, 2007. Your position has a target bonus of $175,000 at 100% goal attainment.

4.	You will be eligible to receive annual awards valued at up to $325,000 in restricted stock units (includes time-vested and performance-based) and up to $100,000 in performance cash under the Company’s Long Term Incentive Plan, as amended, based upon your manager’s assessment of your achievement of performance objectives, the company’s achievement of total shareholder return objectives, and conditioned upon approval of the Compensation and Benefits Committee of the Board. Generally, the time-based restricted stock unit restrictions will lapse three years after the date of grant and, with the performance-based restricted stock unit, the actual number of shares issued at the end of any three-year performance period will depend on Convergys’ total shareholder return for such period relative to the total shareholder return of Convergys’ proxy peer group companies. Equity awards are subject to the terms and conditions of the Convergys Corporation 1998 Long Term Incentive Plan, as amended. You will be eligible to participate starting January 1, 2007.

Convergys Corporation

Confidential and Proprietary

Mr. Clark D. Handy

November 6, 2006

5.	You will be eligible to receive a one-time signing bonus of $100,000, less applicable withholdings, payable by December 31, 2006. Should you voluntary terminate your employment or be terminated for cause prior to November 27, 2007, you agree that you will be indebted to, and will repay, Convergys 1/12 of the total signing bonus for each month under 12 that you were employed by Convergys.

6.	Subject to the approval of the Compensation and Benefits Committee, you will receive a one-time grant of restricted stock units pursuant to which the Company agrees to issue to you 10,000 shares of Convergys Corporation stock, subject to a three-year cliff vesting provision, and otherwise subject to the terms and conditions of the Convergys Corporation 1998 Long Term Incentive Plan, as amended.

7.	You will be eligible to participate in the benefit plans commensurate with your G-Level position, which presently include available medical, vision and dental coverage, executive split-dollar life insurance (at three times base salary), executive deferred compensation plan (with applicable company match after one year), cash balance pension plan, automobile allowance ($1,065 per month), free parking, 401(k) (with applicable company match after one year), membership to a local business club, and financial/legal/tax allowance ($7,500 per year). Your benefits also include 32 days Paid Time Off (PTO) per year. Enclosed is a brief summary of the benefits currently available to you at Convergys; further details will be forthcoming. The benefits described in this section are subject to change or elimination by action of the CEO or the Board of Directors, but only to the same extent that these benefits are changed or eliminated for other similarly-situated executives at your same G-level. Should you have any questions regarding these benefits, please contact me directly.

8.	You are eligible for reimbursement of relocation expenses to Cincinnati, Ohio according to the enclosed Convergys Relocation Policy. As discussed, the specific location and timing of your move will be agreed upon, but will be no later than six months following your start date.

9.	Your employment with Convergys is at will and may be terminated by you or the Company at any time, with or without cause. If Convergys terminates your employment without cause, Convergys will offer you severance in an amount equal to 12 months of your base salary plus target bonus plus the cash value of one year of benefits at the date of termination. Such severance will not be offered where termination is for “cause,” is initiated by you, or results from your

Convergys Corporation

Confidential and Proprietary

Mr. Clark D. Handy

November 6, 2006

death or other situation rendering you unable to perform essential duties of your position. Eligibility for such severance will require your execution of a comprehensive Severance Agreement and Release of All Claims prepared by Convergys. Convergys will have “cause” to terminate your employment if it reasonably determines that you have been involved in fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, or have violated Our Code of Business Conduct, recklessly or willfully injured an employee, Convergys’ property, business, or reputation, or have acted recklessly in the performance of your duties. Before a termination “for cause” action is taken against you, you will be given an opportunity to present your position in person, with a representative of your choice, before the CEO.

10.	In the event of a Change-In-Control occurring from the sale of Convergys that results, within two years of the closure of such sale, in your termination, a diminution in your compensation or the value of your benefits, a substantial diminution in your responsibilities or position with the Company, a change in your reporting assignment to other than the CEO or his equivalent, or that your primary place of work be located more than 50 miles from Convergys’ corporate headquarters in Cincinnati, Ohio, you will be offered severance in an amount equal to 24 months of your base salary plus target bonus plus the cash value of two years of benefits at the date of termination (all grossed up for tax purposes), and your restricted stock units will be subject to accelerated vesting. Eligibility for such severance will require your execution of a comprehensive Severance Agreement and Release of All Claims prepared by the successor.

11.	Except for issues pertaining to your Non-Disclosure and Non-Competition Agreement, any disputes between you and the Company or its officers or agents regarding termination, change in position, an intentional tort, or harassment, retaliation, or discrimination based on local, state, or federal law will be subject to confidential, final and binding arbitration in Cincinnati, Ohio in accordance with the Federal Arbitration Act and/or applicable Ohio law and, to the extent not specified here, AAA rules. You and the Company waive our rights to a judge or jury trial in court, although you are permitted to file a charge with, and/or assist, an administrative agency like the Equal Employment Opportunity Commission. A claim must be made within six months of a party’s knowledge of the disputed matter or it is waived, and remedies are actual, compensatory, liquidated, and punitive damages, and attorney fees, but do not include reinstatement or promotion (for which front pay may be awarded instead). The Company will pay the arbitrator’s fees and expenses, but each party is responsible for their attorneys’ fees, costs of witnesses, and evidence. Each side will limit discovery to two depositions, except that the arbitrator may permit additional discovery. Judgment upon the arbitration award may be entered in state or federal court.

Convergys Corporation

Confidential and Proprietary

Mr. Clark D. Handy

November 6, 2006

Please note that this offer and your employment will be governed by Ohio law. This offer and its terms are confidential, and the offer is contingent upon the following:

•	Your providing acceptable documents for our inspection, attesting to your identity and employability;

•	Our satisfaction with a background information check;

•	Your passing a pre-employment drug screen; and

•	Your agreeing to the enclosed Non-Disclosure and Non-Competition Agreement.

We look forward to you joining the Convergys Team and are confident you will find the challenging and dynamic Convergys environment one that will enable you to fulfill your career objectives. Please indicate your acceptance of these terms by signing below and returning a copy to me by 5:00 p.m. Eastern Daylight Savings Time on Friday, November 10, 2006.

Sincerely,

/s/ James F. Orr
James F. Orr

Chairman & CEO

Acceptance:

/s/ Clark D. Handy	November, 8, 2006
Clark D. Handy	Date

Convergys Corporation

Confidential and Proprietary